UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2012

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MEDICAL ALARM CONCEPTS HOLDINGS, INC

(Exact name of registrant as specified in its charter)

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Nevada	333-153290	26-3534190
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

200 West Church Road, Suite B, King of Prussia, PA 19406
(Address of Principal Executive Offices) (Zip Code)

(877) 639-2929
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD

On November 15, 2012, The Company received an investment term sheet from GPE Holdings, Inc., which does business as the Gramercy Millennium Group. The term sheet outlines an investment of $1,050,000 of Series A Preferred stock. The Closing is anticipated on approximately December 20, 2012. Use of proceeds from this transaction will be for working capital to grow Medical Alarm Concepts’ business operations and to complete two targeted acquisitions. The original purchase price for this investment is based on a fully diluted post-money valuation of $6,075,000. Terms of the investment will include the creation of a new board of directors consisting of three members. Two members elected by the Company management and one member at the election of the Lead Investor. The term sheet also outlines, at the lead investor’s option, a Series B investment where the lead investor will invest an additional $5.1 million within six months from the closing date on the same terms based on total fully diluted post-money valuation of $17,250,000. Two more board seats will be granted to the lead investor at the close of the Series B round.

As part of this term sheet, it is agreed to and understood that this investment will trigger the restructuring of Medical Alarm Concepts, Inc. Ronald Adams will step down as CEO and Director of the Company and will become the CEO and Chairman of Medical Alarm Concepts, Inc. (MA). At that time a new CEO for the Company will be appointed. Mr. Adams will nominate two board seats of MA’s new board of directors and the Company will nominate one board seat. The Company will be provided certain anti-dilution rights relative to its ownership position in MA. Provisions for a “Spin Out” of MA into a separate publically traded company will be outlined in a definitive agreement at a later date.

This Term Sheet is not a commitment to invest, and it provisions are conditioned on the completion of due diligence, legal review and documentation that is satisfactory to the Investors.

On November 19, 2012, The Company accepted the term sheet received on November 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:November 19, 2012	Medical Alarm Concepts Holding, Inc
	By	/s/ Ronnie Adams
Name: Ronnie Adams Title: President